NUVEEN ENHANCED HIGH YIELD MUNICIPAL BOND FUND 486BPOS

Exhibit 99.(h)

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of this 29th day of June, 2021 between the undersigned closed-end investment companies that operate as interval funds listed on Exhibit A attached hereto (each a “Fund”), and Nuveen Securities, LLC, a Delaware limited liability company (the “Underwriter”).

WHEREAS, each Fund is registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as a closed-end, management investment company that has elected to operate as an interval fund, and it is affirmatively in the interest of each Fund to continuously offer its common shares of beneficial interest, par value $0.01 per share, including each Class (as defined below) of its shares as may now or hereafter be authorized (the “Shares”), for sale as described in the applicable Prospectus (as defined below) and to appoint the Underwriter as agent of such Fund for the purpose of facilitating such offers and sales.

WHEREAS, the Underwriter is a broker-dealer registered with the Securities and Exchange Commission (the “Commission”) and engaged in the business of distributing shares of investment companies primarily through financial intermediaries including, without limitation, brokers, dealers, banks, trust companies, insurance companies, retirement plans, financial consultants, registered investment advisers and mutual fund marketplaces (collectively, “financial intermediaries”).

WHEREAS, each Fund and the Underwriter wish to enter into an agreement with each other with respect to the continuous offering of the Shares.

In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1.	This Agreement shall pertain to each Fund listed on Exhibit A attached hereto, as amended from time to time, and to such additional investment portfolios as shall be designated in amendments or supplements to this Agreement, as further agreed between such Fund and the Underwriter. This Agreement, including all covenants, representations, warranties, and undertakings of any kind shall be construed so as to give effect to the intention of the parties that this Agreement constitutes a separate agreement between each Fund and the Underwriter. The parties acknowledge and agree that the rights and obligations of each Fund hereunder, including as to any fees payable by the Fund to the Underwriter or liabilities or other obligations of the Underwriter to any Fund or of such Fund to the Underwriter, shall be several and independent of one another and neither joint nor joint and several with respect to any other Fund. Notwithstanding anything to the contrary contained in this Agreement, each party acknowledges and agrees that the sole source of payment of the obligations of any Fund hereunder shall be the assets of such Fund, and that the Underwriter shall have no right of recourse or offset against the revenues and assets of any other Fund. The Underwriter hereby acknowledges that a Fund’s obligations hereunder with respect to any distribution fee or servicing fee or early withdrawal charge payable with respect to the Shares of any Class of the Fund are binding only on the assets and property belonging to such Class.

2.	This Agreement shall take effect with respect to each Fund as of the close of business on the Effective Date for such Fund listed in Exhibit A (and with respect to any amendment, or with respect to any additional fund, the date of the amendment or supplement hereto or Effective Date for such additional fund, as applicable), and shall remain in full force and effect for such Fund (unless terminated as set forth in Section 20 or Section 21 hereof) continuously as to a Fund or a class of Shares, as set forth on Exhibit A, of a Fund (each, a “Class”) until terminated.

3.	Each Fund hereby appoints the Underwriter its agent for the distribution of the Shares in jurisdictions wherein Shares may legally be offered for sale; provided, however, that each Fund, in its absolute discretion, may: (a) issue or sell Shares directly to holders of Shares of such Fund upon such terms and conditions and for such consideration, if any, as it may determine, whether in connection with the distribution of subscription or purchase rights, the payment or reinvestment of dividends or distributions, or otherwise; and (b) issue or sell Shares at net asset value in connection with merger or consolidation with, or acquisition of the assets of, other investment companies or similar companies.

4.	The Underwriter hereby accepts appointment as agent for the distribution of the Shares and agrees that it will use its reasonable best efforts to sell such part of the authorized Shares remaining unissued as from time to time shall be effectively registered under the Securities Act of l933, as amended (the “Securities Act”), at prices determined as hereinafter provided and on terms hereinafter set forth, all subject to applicable Federal and State laws and regulations and to the Declaration of Trust of each Fund (each, a “Declaration of Trust”). Each Fund hereby acknowledges and agrees that the Underwriter is not obligated to sell any specific number of Shares or to purchase any Shares for its own account. As used herein, the term “Prospectus” shall mean the prospectus included as part of each Fund’s Registration Statement, as such prospectus may be amended or supplemented from time to time, and the term “Registration Statement” shall mean the Registration Statement most recently filed from time to time by each Fund with the Securities and Exchange Commission (the “Commission”) and effective under the Securities Act, and the Investment Company Act, as such Registration Statement is amended by any amendments thereto at the time in effect.

5.	Each Fund agrees that it will use its best efforts to keep effectively registered under the Securities Act for sale, as herein contemplated, such Shares as the Underwriter shall reasonably request and as the Commission shall permit to be so registered.

6.	Notwithstanding any other provision hereof, each Fund may terminate, suspend, or withdraw the offering of its Shares, or its Shares of any Class, whenever, in its sole discretion, it deems such action to be desirable.

7.	The Underwriter shall sell Shares to, or through, financial intermediaries, or others, in such manner not inconsistent with the provisions hereof and the then effective Registration Statement of each Fund under the Securities Act (and related Prospectus and Statement of Additional Information) as the Underwriter may determine from time to time, provided that no financial intermediary or other person shall be appointed nor authorized to act as agent of any Fund without the prior consent of such Fund. The Underwriter shall have the right to enter into agreements with financial intermediaries of its choice for the sale of Shares and fix therein the portion of the sales charge which may be allocated to such financial intermediaries; provided that each Fund shall approve the form of such agreements and shall evidence such approval by filing said form and any amendments thereto as attachments to this Agreement, which shall be filed as an exhibit to each applicable Fund’s Registration Statement under the Securities Act. Shares sold to financial intermediaries shall be for resale by such financial intermediaries only at the public offering price(s) set forth in each Fund’s then current Prospectus.

8.	Shares offered for sale, or sold by the Underwriter, shall be so offered or sold at a price per Share determined in accordance with the then current Prospectus relating to the sale of Shares except as departure from such prices shall be permitted by the rules and regulations of the Commission. Shares may be sold at net asset value without a sales charge to such Class or Classes of investors or in such Class or Classes of transactions as may be permitted under applicable rules of the Commission and as described in the then current Prospectus of each Fund. The net asset value per Share of each Class shall be calculated in accordance with each Fund’s Declaration of Trust and shall be determined in the manner, and at the time, set forth in the then current Prospectus of each Fund relating to such Shares.

9.	The price each Fund shall receive for all Shares purchased from such Fund shall be the net asset value used in determining the public offering price applicable to the sale of such Shares. The excess, if any, of the sales price over the net asset value of Shares sold by the Underwriter as agent shall be retained by the Underwriter as a commission for its services hereunder to the extent such commission is set forth in each Fund’s then current Prospectus. Out of such commission, the Underwriter may allow commissions or concessions to financial intermediaries in such amounts as the Underwriter shall determine from time to time. Except as may be otherwise determined by the Underwriter and each Fund from time to time, such commissions or concessions shall be uniform to all financial intermediaries.

10.	The Underwriter shall issue and deliver, or cause to be issued and delivered, on behalf of each Fund such confirmations of sales made by it as agent, pursuant to this Agreement, as may be required. At, or prior to, the time of issuance of Shares, the Underwriter will pay, or cause to be paid, to each Fund the amount due such Fund for the sale of such Shares. Certificates shall be issued, or Shares registered on the transfer books of each Fund, in such names and denominations as the Underwriter may specify.

11.	Each Fund will execute any and all documents, and furnish any and all information, which may be reasonably necessary in connection with the qualification of its Shares for sale (including the qualification of such Fund as a dealer, where necessary or advisable) in such states as the Underwriter may reasonably request (it being understood that no Fund shall be required, without its consent, to comply with any requirement which, in its opinion, is unduly burdensome).

12.	Each Fund will furnish to the Underwriter, from time to time, such information with respect to such Fund and its Shares as the Underwriter may reasonably request for use in connection with the sale of Shares. The Underwriter agrees that it will not use or distribute, nor will it authorize financial intermediaries or others to use, distribute or disseminate, in connection with the sale of such Shares, any statements other than those contained in each Fund’s current Prospectus and Statement of Additional Information, except such supplemental literature or advertising as shall be lawful under Federal and State securities laws and regulations, and that it will furnish such Fund with copies of all such material.

13.	The Underwriter shall order, or shall authorize one or more financial intermediaries to order, Shares from each Fund only to the extent that it or they shall have received purchase orders therefor. Each Fund, or any agent of the Fund designated in writing by the Fund, shall be advised of indications of interest and purchase orders for Shares received by the Underwriter. Any order may be rejected by such Fund, provided, however, that the Fund will not arbitrarily or without reasonable cause refuse to accept or confirm orders for the purchase of Shares from eligible investors. The Underwriter (directly or through its financial intermediaries) will confirm orders upon the completion of the offering and payment therefor. The Underwriter agrees to cause such payment and such instructions to be delivered promptly to the Fund (or its agent).

14.	In selling Shares for the account of any Fund, the Underwriter will in all respects conform to the requirements of all Federal and State laws and the rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) relating to such sales, and will indemnify and save harmless each Fund from any damage or expense on account of any wrongful act by the Underwriter or any employee, representative, or agent of the Underwriter. The Underwriter will observe and be bound by all the provisions of each Declaration of Trust (and of any fundamental policies adopted by a Fund pursuant to the Investment Company Act, notice of which shall have been given by such Fund to the Underwriter) which at the time in any way require, limit, restrict, prohibit or otherwise regulate any action on the part of the Underwriter.

15.	Repurchases of Shares of each Fund will be made at the net asset value per Share in accordance with such Fund’s applicable repurchase offer, then current Prospectus and Rule 23c-3 under the Investment Company Act. If a fee in connection with any repurchase offer is in effect, such fee will be paid to the Fund. The net asset value of the Shares will be calculated by each Fund or by another entity on behalf of the Fund. The Underwriter has no duty to inquire into, or liability for, the accuracy of the net asset value per Share as calculated or each Fund’s compliance with any periodic repurchase offer in accordance with Rule 23c-3 under the Investment Company Act and/or related policies adopted by each Fund. The proceeds of any repurchase of Shares shall be paid by each Fund to or for the account of the shareholder in accordance with the applicable provisions of the Prospectus.

16.	The Underwriter will require each financial intermediary to conform to the provisions hereof and of the Registration Statement (and related Prospectus) at the time in effect under the Securities Act with respect to the public offering price of the Shares, and neither the Underwriter nor any such financial intermediary shall withhold the placing of purchase orders so as to make a profit thereby.

17.	Each Fund will pay, or cause to be paid, expenses (including the fees and disbursements of its own counsel) of any registration of Shares under the Securities Act, expenses of qualifying or continuing the qualification of the Shares for sale and, in connection therewith, of qualifying or continuing the qualification of such Fund as a dealer or broker under the laws of such states as may be designated by the Underwriter under the conditions herein specified, and expenses incident to the issuance of the Shares such as the cost of any Share certificates, issue taxes, and fees of the transfer agent. The Underwriter will pay, or cause to be paid, all expenses (other than expenses which any financial intermediary may bear pursuant to any agreement with the Underwriter) incident to the sale and distribution of the Shares issued or sold hereunder, including, without limiting the generality of the foregoing, all: (a) expenses of printing and distributing any Prospectus and Statement of Additional Information and of preparing, printing and distributing or disseminating any other literature, advertising and selling aids in connection with such offering of the Shares for sale (except that such expenses need not include expenses incurred by a Fund in connection with the preparation, printing and distribution of any report or other communication to holders of Shares in their capacity as such), and (b) expenses of advertising in connection with such offering. No transfer taxes, if any, which may be payable in connection with the issue or delivery of Shares sold as herein contemplated, or of any certificates for such Shares, shall be borne by any Fund, and the Underwriter will indemnify and hold harmless each Fund against liability for all such transfer taxes.

18.	The Underwriter agrees to appoint financial intermediaries to provide services as set forth in any Distribution and/or Services Plan adopted by each Fund for a share class listed in Exhibit A hereto.

19.	The Underwriter represents and warrants to each Fund that it has all necessary licenses to perform the services contemplated hereunder and will perform such services in compliance with all applicable rules and regulations.

20.	This Agreement shall continue in effect until August 31, 2022, unless and until terminated by any party as hereinafter provided, and will continue from year to year thereafter, but only so long as such continuance is specifically approved, at least annually, in the manner required by the Investment Company Act. Any Fund, on the one hand, and the Underwriter, on the other hand, may terminate this Agreement on any date by giving the other party at least six months’ prior written notice of such termination, specifying the date fixed therefor. Without prejudice to any other remedies of any Fund in any such event, a Fund may terminate this Agreement at any time immediately upon any failure of fulfillment of any of the obligations of the Underwriter owed to such Fund hereunder.

21.	This Agreement shall automatically terminate in the event of its assignment (as such term is defined in the Investment Company Act).

22.	This Agreement may be amended by the parties only if such amendment is specifically approved (a) by the board of trustees of a Fund or by the vote of a majority of the outstanding voting securities of such Fund and (b) by the vote of a majority of those trustees of a Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval. The terms “interested persons” and “vote of a majority of the outstanding voting securities” shall have the same meaning as those terms are defined in the Investment Company Act. Amendments to this Agreement to add a new share class or a new Fund may be made by amending Exhibit A hereto.

23.	In connection with the continuous sale of Shares by each Fund upon the terms set forth in the applicable Prospectus, the Underwriter shall act solely as an agent of such Fund and not as principal.

24.	The Underwriter shall be an independent contractor and neither the Underwriter nor any of its officers of employees as such, is or shall be an employee of any Fund. The Underwriter is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Underwriter assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

25.	Any notice given by a Fund under this Agreement shall be in writing, addressed, and delivered or mailed, postage pre-paid, to the Underwriter at such address as the Underwriter may designate for the receipt of such notice. Any notice given by the Underwriter under this Agreement shall be in writing, addressed, and delivered or mailed, postage pre-paid, to a Fund at such address as such Fund may designate for the receipt of such notice.

26.	(a) The Underwriter and each Fund (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Underwriter and such Fund (in such capacity, the “Disclosing Party”) in connection with this Agreement. The Receiving Party will not disclose or disseminate the Disclosing Party’s Confidential Information to any person other than (i) those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or (ii) with respect to the Underwriter as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party (x) will take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (y) will not use the Disclosing Party’s Confidential Information, or authorize other persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder. As used herein, “reasonable steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps will in no event be less than a reasonable standard of care.

(b) The term “Confidential Information,” as used herein, will mean all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P (“Regulation S-P” promulgated under the Gramm-Leach- Bliley Act (the “Act”))) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement.

(c) The provisions of this Section 26 respecting Confidential Information will not apply to the extent, but only to the extent, that such Confidential Information: (i) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party; (ii) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (iii) becomes publicly available through no wrongful act of the Receiving Party or any third party; (iv) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (v) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order (provided, however, that the Receiving Party will advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

(d) The Receiving Party will advise its employees, agents, contractors, subcontractors and licensees, and will require its agents and affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section 26, and will be responsible for ensuring compliance by its and its affiliates’ employees, agents, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party will require all persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 26. The Receiving Party will promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such persons.

(e) Notwithstanding anything in this Agreement to the contrary, each party hereto agrees that: (i) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P, disclosed by a party hereunder is for the specific purpose of permitting another other party to perform the services set forth in this Agreement, and (ii) with respect to such information, each party will comply with Regulation S-P and the Act and will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

(f) Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly will return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (i) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (ii) the Underwriter will have no obligation to return or destroy Confidential Information of any Fund that resides in save tapes of the Underwriter; provided, however, that in either case all such Confidential Information retained by the Receiving Party will remain subject to the provisions of Section 26 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party will certify in writing its compliance with the provisions of this paragraph.

27.	The provisions of this Agreement, other than Section 28, shall be construed and interpreted in accordance with the laws of the State of Illinois as at the time in effect and the applicable provisions of the Investment Company Act. To the extent that the applicable law of the State of Illinois, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control. Section 28 shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

28.	The Declaration of Trust of each Fund on file with the Secretary of the Commonwealth of Massachusetts was executed on behalf of such Fund by the trustees of such Fund and not individually, and any obligation of such Fund shall be binding only upon the assets of such Fund and shall not be binding upon any trustee, officer or shareholder of such Fund. Neither the authorization of any action by the trustees or shareholders of any Fund nor the execution of this agreement on behalf of such Fund shall impose any liability upon any trustee, officer or shareholder of such Fund.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written. This Agreement may be executed by the parties hereto in any number of counterparts, all of which shall constitute one and the same instrument.

Each Fund Listed in EXHIBIT A hereto (with respect to each Fund, severally and neither jointly nor jointly and severally with any other Fund)

By:	/s/ Mark Winget
Vice President and Secretary

Attest:

/s/ Celeste Clayton
Assistant Secretary

NUVEEN SECURITIES, LLC

By:	/s/ Christopher Rohrbacher
Managing Director

Attest:

/s/ Mark Winget
Assistant Secretary

Exhibit A

List of Funds and Share Classes

Fund	Effective Date	Share Class(es)
Nuveen Enhanced High Yield Municipal Bond Fund	06/29/2021	Class I Common Shares Class A Common Shares